Exhibit 23.2
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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Federated Department Stores, Inc. of our reports dated March 13, 1995 and March 12, 1993 relating to the consolidated financial statements of Broadway Stores, Inc. and its subsidiaries as of January 28, 1995 and January 29, 1994 and the fiscal years ended January 28, 1995 and January 29, 1994, the seventeen weeks ended January 30, 1993, and the thirty-five weeks ended October 3, 1992, which appear in the Current Report on Form 8-K of Federated Department Stores, Inc. dated September 21, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Price Waterhouse LLP
Price Waterhouse LLP
Los Angeles, California
October 16, 1995